Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (“Agreement”) is made effective as of May 10, 2016 (“Effective Date”), by and between The Greenbrier Companies, Inc. (the “Company”) and James T. Sharp (“Sharp”).

RECITAL

The Company and Sharp desire to enter into this Agreement setting forth the terms and conditions relating to Sharp’s retirement from employment with the Company and his potential engagement as a consultant to the Company following his retirement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Sharp agree as follows:

ARTICLE 1

Employment and Separation

1.1 Employment Status. Effective as of December 31, 2016, or such earlier date of termination of employment (referred to herein as the “Retirement Date”), Sharp shall retire from his position as Executive Vice President of the Company, as President of Greenbrier Leasing Company LLC (“GLC”) and shall also resign from all other roles as a director, officer, manager, board member and any other position of any and all subsidiaries of the Company. Except as provided in Section 4.5, this Agreement amends, supersedes and replaces in all respects that certain Employment Agreement between Sharp and the Company, dated August 28, 2012 (the “Sharp Employment Agreement”), and the Sharp Employment Agreement is of no further force or effect. The period beginning on the Effective Date and ending on the Retirement Date will be referred to in this Agreement as the “Employment Term.” The Company may terminate Sharp’s employment for any reason at any time prior to the Retirement Date; however, if the Company terminates Sharp’s employment prior to the Retirement Date the Company shall pay Sharp the sums referenced in Sections 1.4, 1.5 and 1.7 and Sharp shall receive the benefits referenced in Sections 3.1.1, 3.1.2 and 3.8, in each case as if Sharp was employed through December 31, 2016 in the same amounts and on the same payment schedules.

1.2 Position; Duties. During the Employment Term, Sharp shall continue as President of GLC and have the duties and responsibilities attendant to that position as well as such duties and responsibilities as may be reasonably assigned from time to time by the CEO, including principally, the following: (i) succession planning by providing recommendations and any necessary implementation support within GLC; (ii) work on developing a Syndication Investor Priority / Consolidation strategy; (iii) evaluate potential acquisitions or other significant business transactions; and (iv) work on such other projects as are agreed upon from time to time between Sharp and the CEO.

1.3 Performance of Duties. During the Employment Term, Sharp will devote his reasonable full-time energies and efforts exclusively in furtherance of the business of the Company and its affiliates. Sharp will perform his duties during the Company’s normal business hours and at other reasonably necessary times. Sharp will extend his best efforts on behalf of the

Company and will abide by all policies and decisions made by the Company, as well as all applicable foreign, federal, state and local laws, regulations and ordinances. Sharp will act in the best interest of the Company at all times. Notwithstanding the foregoing, during the last three months of Sharp’s employment he may make reasonable efforts to locate consulting work and/or employment commencing in 2017 or later as long as such efforts do not materially interfere with Sharp performing the duties and responsibilities set forth in section 1.2. Notwithstanding the foregoing, Sharp will be permitted to serve as an outside director on the board of directors of nonprofit, charitable or other entities, provided such entities do not compete with the Company, as provided for and set forth in section 4 of this Agreement, and may participate in other professional, civic, governmental organizations and activities that do not materially affect Sharp’s ability to carry out his duties hereunder.

1.4 Base Salary. As compensation for Sharp’s performance of the duties during the Employment Term, Sharp shall be paid a base salary at a rate of $370,000.00 per year (“Base Salary”), payable in accordance with the Company’s customary payroll practices, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

1.5 Bonus. Sharp will receive a cash performance-based bonus for the fiscal year ending August 31, 2016 pursuant to the Company’s 2016 officer incentive bonus plan (the “2016 Bonus Plan”) as earned and paid in accordance with the terms of the 2016 Bonus Plan.

1.6 Indemnification and D&O Insurance. The Indemnification Agreement, dated December 9, 2008, between Sharp and the Company remains in full force and effect in accordance with its terms. Sharp shall remain as an insured individual for his activities as Executive Vice President of the Company and President of GLC under any Company directors’ and officers’ insurance policy as the Company may have in place from to time.

1.7 Severance Benefits. Following the Retirement Date regardless of Sharp’s employment status on that date and in accordance with the payment terms set forth below, the Company shall pay Sharp a lump sum severance payment equal to the sum of (i) an amount equal to one times Sharp’s annual Base Salary as in effect immediately preceding the Retirement Date, but not less than $370,000, plus (ii) an amount equal to one times the Average Bonus. “Average Bonus” shall mean the average of the annual cash bonuses received by Sharp for fiscal 2016 and fiscal 2015. In accordance with and subject to Section 3.9, such severance payment shall be paid on a date that is not fewer than 180 days or more than 200 days following the Retirement Date, contingent upon Sharp having provided to the Company within 30 days of the Retirement Date a signed comprehensive release of claims against the Company and its affiliates as of the Retirement Date in substantially the form attached as Exhibit A to this Agreement.

ARTICLE 2

Consulting Engagement

2.1 Consulting Status. Upon cessation of his employment with Company, Sharp will become a consultant to the Company. Sharp’s status shall be as an independent contractor, and the Company shall have no authority to supervise the time, manner or place of Sharp’s performance of services as a consultant. Sharp may perform work for other individuals and entities, provided that such work does not interfere with the services he provides to the Company and does not violate any provision of Article 4 below.

2.2 Consulting Term. Sharp’s consulting term under this Agreement will begin immediately following the expiration of the Employment Term, or the termination of his employment if his employment terminates before December 31, 2016, and shall continue until June 30, 2018 or 18 months after his employment is terminated whichever is earlier (the “Consulting Term”). Notwithstanding any provision of this Agreement to the contrary, the Consulting Term may be terminated at any time prior to the expiration of the Consulting Term by mutual agreement of Sharp and the Company.

2.3 Consulting Fees. As compensation for Sharp’s performance of the duties during the Consulting Term, the Company shall pay Sharp base compensation of $1,000 per month (the “Consulting Fees”). The Company will not withhold any income or payroll taxes from the Consulting Fees, and Consultant will be responsible for all applicable federal, state, local and foreign income and/or payroll taxes due as a result of receipt of the Consulting Fees.

2.4 Consulting Duties. During the Consulting Term, Sharp will be available at reasonable times and in a reasonable manner to discuss transition of responsibilities and related strategic business issues with the CEO and such other senior Company personnel as the CEO may reasonably designate (the “Consulting Services”). Sharp and the Company agree that during the Consulting Term Sharp will generally not be expected to provide Consulting Services for more than 8 hours per month.

ARTICLE 3

Other Compensation and Benefits

3.1 Restricted Stock Units.

3.1.1 During the Employment Term, all unvested time-based Restricted Stock Units (“RSUs”) held by Sharp shall continue to vest in accordance with the terms and conditions of the applicable RSU Agreements (each, an “RSU Agreement”).

3.1.2 On the Retirement Date, the vesting of all unvested time-based RSUs as set forth on the RSU vesting schedule attached as Exhibit B shall immediately accelerate, and such RSUs will become fully vested.

3.1.3 The performance-based RSUs held by Sharp as set forth on Exhibit B which pertain to the performance period ending on August 31, 2016 shall continue to vest based on performance in accordance with the terms and conditions of the applicable RSU Agreement, as determined by the Compensation Committee by November 2016. The performance-based RSUs held by Sharp as set forth on Exhibit B which pertain to the performance period ending on August 31, 2017 will immediately vest at the target performance level on the Retirement Date, and Sharp will be entitled to receive a prorated number of shares, equal to the number of such vested RSUs, multiplied by a fraction, the numerator of which is the number of full and partial months in the Measurement Period during which Sharp remained employed with the Company and the denominator of which is 30.

3.1.4 Each RSU Agreement described above is deemed to be amended to provide for modified vesting as described above.

3.2 Office/Equipment Support. During the Employment Term and the Consulting Term, the Company shall provide reasonable access to the Company’s offices and administrative support to Sharp as reasonably necessary for Sharp to perform services for the Company. This support includes providing Sharp with a mobile telephone, iPad, and executive assistance support.

3.3 Paid Time Off. During the Employment Term, Sharp shall be entitled to PTO in accordance with the Company’s standard policies and guidelines currently applicable to him.

3.4 401(k). During the Employment Term, Sharp is entitled to participate in the Company’s 401(k) program in the same manner as all other employees and, at the end of such period, shall have the same options available to all other employees under such program.

3.5 Life Insurance.

3.5.1 During the Employment Term, Sharp is entitled to participate in and benefit from the Company’s group term life insurance coverage in the same manner as all other employees and, at the end of such period, shall have the options available to all other employees under such program.

3.5.2 During the Employment Term, the Company shall continue in force the existing life insurance coverage insuring Sharp’s life (the “Supplemental Policy”). The Company shall continue to own the Supplemental Policy and shall endorse the death benefit to Sharp.

3.5.3 Sharp shall continue to own one or more supplemental life insurance policies owned by him (the “Prior Policy”) which were issued under a prior executive life insurance program under which the Company previously paid the cost of premiums, which program was replaced by the program for the Supplemental Policy.

3.5.4 Upon the Retirement Date, the Company shall transfer to Sharp ownership of the Supplemental Policy, including without limitation the right to the cash surrender value of the Supplemental Policy, on the date that is six months after the date of Sharp’s separation from service, as that term is defined in Treas. Reg. §1.409A-1(h).

3.6 Medical Insurance. During the Employment Term and the Consulting Term, Sharp will be eligible to participate in, subject to Sharp’s continued payment of his portion of such premiums, all employee benefit plans available to full-time, executive employees of the Company, subject to the terms and conditions of the Company’s benefit plans, including health, dental and vision insurance benefits. Following the cessation of the Consulting Term, for a period not to exceed 18 months following termination of Sharp’s status as a consultant of the Company, the Company shall provide for continuation coverage pursuant to COBRA for Sharp and/or his spouse provided that Sharp pays the Company an amount equal to the applicable premium for employee health benefits that Sharp would pay as an employee of the Company. “COBRA” refers to the Consolidated Omnibus Budget Reconciliation Act of 1985. Once Sharp is no longer eligible for COBRA coverage, and if Sharp is not yet eligible for Medicare, then, until Sharp reaches the age of Medicare eligibility, the Company will make cash payments to Sharp in an amount equal to the reasonable cost of purchasing health insurance for Sharp and his spouse and/or, as applicable, Medicare Supplemental Coverage for Sharp’s spouse. The Company reserves the right to change or eliminate its medical benefits applicable to all employees and to Sharp on a prospective basis without advance notice to Sharp.

3.7 Automobile Allowance. During the Employment Term and for a period of two years following the Retirement Date, Sharp shall be entitled to participate in the Company’s automobile allowance program at the same level he participates as of the Effective Date.

3.8 Nonqualified Deferred Compensation Plan Contribution. Following the Retirement Date, Sharp will no longer be eligible to receive Company contributions under the Company’s Nonqualified Deferred Compensation Plan. However, in exchange for his services to the Company during 2016 as provided for herein, Sharp shall be eligible to receive twice the amount of Company contributions under the Company’s Nonqualified Deferred Compensation Plan for fiscal 2016 that Sharp would have received under the terms of such plan. Such payments will be calculated as a percentage of Sharp’s Base Salary paid during fiscal 2016, and will be paid at the same time that the Company’s contributions are made to the Nonqualified Deferred Compensation Plan’s other participants, which are expected to be made in January or February 2017. The payments and contributions under this section are contingent upon Sharp having provided to the Company prior to any contributions being made a signed comprehensive release of claims against the Company and its affiliates as of the contribution date in substantially the form attached as Exhibit A to this Agreement.

3.9 IRS Section 409A. The parties intend that all compensation and benefits provided for under this Agreement shall either be exempt from IRC §409A, or shall be paid or provided in accordance with the requirements of IRC §409A, including, without limitation, the imposition of a delay in the payment of cash or transfer of other benefits to Sharp until a date that is six months after the date of Sharp’s separation from service, as that term is defined in Treas. Reg. §1.409A-1(h), if Sharp is determined to be a “specified employee” as defined under IRC §409A.

3.10 SEC Compliance. During the Employment Term, Sharp shall comply, to the extent applicable, with all requirements of Section 16 of the Securities Exchange Act of 1934 and the Company’s insider trading policies and procedures.

ARTICLE 4

Restrictive Covenants

4.1 Protected Information.

4.1.1 Covenant. During and after expiration of Sharp’s Employment Term and Consulting Term, Sharp shall not, directly or indirectly, use, divulge, furnish or make accessible to any person, firm, corporation, association or other entity, or use in any manner, any Protected Information (as defined below), or cause any Protected Information to enter the public domain, except as may be required in the regular course of Sharp’s engagement by the Company.

4.1.2 Access to Protected Information. The Company has advised Sharp and Sharp has acknowledged that it is the policy of the Company to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost and effort to the Company. Sharp acknowledges that Sharp will acquire Protected Information with respect to the Company, which information is a valuable, special, and unique asset of the Company’s business and operations, and that disclosure of such Protected Information would cause irreparable damage to the Company.

4.1.3 Sharp-Created Protected Information. Sharp agrees to promptly disclose to the Company all Protected Information developed in whole or in part by Sharp during his employment and/or consulting engagement with the Company and that relates to the Company’s business. Such Protected Information is, and shall remain, the exclusive property of the Company. All Protected Information created during Sharp’s employment and/or consulting engagement with the Company (excluding writings unrelated to the Company’s business) is considered to be “works-for-hire” for the benefit of the Company, and the Company shall own all rights in such Protected Information.

4.1.4 Return of Confidential Records. All forms of information and all physical property made or compiled by Sharp prior to or during the Employment Term and the Consulting Term containing or relating in any way to Protected Information shall be the Company’s exclusive property. All such materials and any copies thereof shall be held by Sharp in trust solely for the benefit of the Company and shall be delivered to the Company upon expiration of Sharp’s employment and/or consulting engagement, or at any other time upon the Company’s request.

4.1.5 Protected Information. “Protected Information” means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information that has entered the public domain (unless Sharp caused such information to enter the public domain), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees, customers and suppliers, which give the Company a competitive advantage over those who do not know the information and techniques, and which are protected by the Company from unauthorized disclosure, including but not limited to, financial information and conditions, customer and customer lists (including potential customers identified by the Company), sources of supply, processes, patented or proprietary technologies, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees.

4.2 Non-Solicitation. Sharp agrees that, during his Employment Term and for a period of two (2) years after the expiration of his employment, including extensions thereto, or the earlier termination of this Agreement, Sharp will not directly or knowingly through others, in any capacity, persuade or seek to persuade any customer, syndication investor, or vendors of the Company or its affiliates to cease to do business or reduce the amount of business that customer or vendor is then doing with the Company or its affiliates, or to enter into a strategic alliance or railcar equipment buying program with another railcar manufacturer, in each case other than in the normal course of business relating to Sharp’s employment with a company not covered by the restrictions defined in Section 4.5. For purposes of section 4.2 and 4.3, the two year period of restriction shall encompass the Consulting Term and not be in addition to said Term.

4.3 Non-Interference with Employment Relationships. Sharp agrees that during his Employment Term and for a period of two (2) years after the expiration of Sharp’s employment, including extensions thereto, or the earlier termination of this Agreement, Sharp will not (a) directly or knowingly through others solicit or induce any employee of the Company to leave his or her employment with the Company to be hired by any company or entity that employs Sharp or for which Sharp is a consultant, or (b) hire or assist any other person to hire any person who has been an employee of the Company within the previous nine (9) months from the potential hiring date.

4.4 Disclosure of Business Opportunities. During the Employment Term and the Consulting Term, Sharp agrees to promptly and fully disclose to the Company, and not to divert to his own use or benefit or the use or benefit of others, any business opportunities involving any existing or prospective line of business, customer, product or activity of the Company or any business opportunities that otherwise should be afforded to the Company.

4.5 Non-Competition. The parties acknowledge and agree that Section 5 of the Employment Agreement will remain in full force and effect, and that this Section 4.5 amends and clarifies Section 5 of the Employment Agreement as follows: As a condition of Sharp’s severance benefits under Section 1.7 and Section 3.8 of this Agreement and his consulting engagement under Article 2 of this Agreement, Sharp agrees that for a period of two (2) years after the Retirement Date, inclusive of any Consulting Term, Sharp will not directly or indirectly, own (as an asset or equity owner), be employed by, or consult for any individual or entity, or participate in the start-up of, any business that (i) manufactures railcars, railcar components or barges in North America, Europe, Brazil or the GCC countries; (ii) directly or physically maintains or repairs railcars or railcar parts and components in North America, Europe, Brazil, or the GCC countries; (iii) leases railcars, provided that this subjection 4.5(iii) will only apply to leasing businesses that are affiliates or captive leasing companies of any of the foregoing or any other freight railcar manufacturer or any other company listed on a list to be agreed upon by the parties; or (iv) provides services related to management of railcars in North America as a business that represents at least 25% of the overall revenue of the entity and in a similar manner to that currently provided by the Company and its affiliates. This Section does not prevent Sharp from working for agreed upon railcar management companies, railcar leasing companies, and suppliers for either employment or consulting engagements, provided that the CEO consents to such a relationship after consultation with Sharp and based on the CEO’s determination in his reasonable good faith discretion that such a relationship does not create a material or significant conflict of interest or harm to the Company. In addition, Sharp may work for the companies listed on a list to be agreed upon by the parties, provided those companies continue to have a contractual relationship with the Company and have not publicly announced a strategic alliance or railcar equipment order with another railcar manufacturing company (i) at the time of Sharp’s acceptance of employment or consulting with such company or (ii) at any time during the period that is within two years of Sharp’s Retirement Date. Ownership of one percent (1%) or less of the outstanding stock of a publicly traded corporation will not be deemed a violation of this provision. Sharp acknowledges that the geographic scope of this restriction is reasonably necessary to protect the Company’s legitimate interests, particularly in light of Sharp’s position with the Company, Sharp’s corresponding duties, responsibilities and authority, and the Company’s current business plans and expansion efforts. Notwithstanding the foregoing, Company will, on request of Sharp, give reasonable good faith consideration to waiving all or a portion of the covenant to enable Sharp to obtain new employment, provided Sharp furnishes the Company with the name of the employer, a description of the employer’s business and the job description, and such other information as the Company may reasonably request. The Company will consider waiving all or a portion of the covenants if the Company determines, in its good faith judgment, that the new employment does not pose a substantial threat to the Company’s competitive or economic interest. Sharp expressly acknowledges that all compensation, bonuses, and benefits provided under Articles 1, 2 and 3 are contingent upon and subject to Sharp’s compliance with this Article 4, and that any unearned or unpaid compensation, bonuses and benefits provided in section 1.7 or Article 3 will be repaid to the Company as liquidated damages and not as a penalty in the event of Sharp’s proven noncompliance with this Article 4.

4.6 Publicity. Except as otherwise required by law, the parties agree to work together regarding any public announcement related to this Agreement and the covenants herein. The parties will cooperate and coordinate messaging and issuance of any press release, including internal communication regarding Sharp’s ongoing role and transition within the Company.

4.7 Non-Disparagement. Sharp agrees not to disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business relationships or personal reputations. Sharp shall respond accurately and fully to any questions, inquiry or request for information when required by legal process, notwithstanding the foregoing. Sharp will report to the CEO any defamatory comments made about him by any individual Company employee or agent, and the Company will take reasonable measures to cease such communications.

4.8 Cooperation. Sharp agrees that during his Employment Term and Consulting Term, including extensions thereto, or the earlier termination of this Agreement, Sharp will cooperate with the Company in responding to the reasonable requests of the Board, the Company or its General Counsel, in connection with outstanding projects and any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Sharp’s cooperation necessary or desirable. In such matters, Sharp agrees to provide the Company with reasonable advice, assistance, and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Sharp also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Sharp in connection with any such legal proceedings, unless Sharp is expressly prohibited by law from so doing. The Company will reimburse Sharp for reasonable out-of-pocket expenses incurred by Sharp as a result of his cooperation with the obligations described in this Section, within 30 days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures.

4.9 Survival of Undertakings and Injunctive Relief.

4.9.1 Survival. The provisions of Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7 and 4.8 shall survive the expiration of Sharp’s employment and/or consulting engagement, or the earlier termination of this Agreement (irrespective of the reasons therefore). In the event of any proven violation of Sections 4.1, 4.2, 4.3, 4.4, and 4.5 Sharp further agrees that the time periods set forth in such sections shall be extended by the period of such violation.

4.9.2 Injunctive Relief. Sharp acknowledges and agrees that the restrictions imposed upon him by this Article 4 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting Sharp’s future employment by himself or others. Furthermore, Sharp acknowledges that, in view of the Protected Information which Sharp has or will acquire or has or will have access to, and in view of the necessity of the restrictions contained in this Article 4 any violation of any provision of this Article 4 hereof would cause irreparable injury to the Company with respect to the resulting disruption in its operations. By reason of the foregoing, Sharp consents and agrees that if he violates any of the provisions of this Article 4, the Company shall be entitled, in addition to any other remedies that it may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining Sharp from committing or continuing any violation of such sections of this Agreement.

4.10 References to the Company. All references to the Company in this Article 4 shall be deemed to include any subsidiary, parent, successor in interest, or other affiliate of the Company.

ARTICLE 5

Release of Claims

5.1 Release. In exchange for and in consideration of the payments, benefits, and other commitments described herein, including but not limited to Sharp’s continued employment by the Company, as provided by Article 1, and consulting engagement with the Company, as provided by Article 2, Sharp, for him and for each of his heirs, executors, administrators and assigns, hereby fully releases, acquits and forever discharges the Company and its subsidiaries, divisions, affiliates, successors, assigns, beneficiaries, insurers, representatives, agents, and all of the Company’s past and present directors, officers and employees, from any and all, both past and present, claims, liabilities, causes of action, demands to any rights, damages, costs, attorneys’ fees, expenses and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that Sharp may now have, has ever had, or hereafter may have, relating directly or indirectly to his employment with the Company or its subsidiaries and/or his termination of employment that arose prior to the date Sharp executes this Agreement. Sharp also releases any and all other claims Sharp may have that arose prior to the date of this Agreement and hereby specifically waives and releases all claims, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990; the Rehabilitation Act of 1973; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform and Control Act; the Workers Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1971; the National Labor Relations Act; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act (GINA); all as amended, and any and all similar state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving any tort, an express or implied employment contract, covenant of good faith and fair dealing or other statute, contract, breach of fiduciary duty, fraud, misrepresentation, defamation or other theory. Notwithstanding the foregoing, Sharp is not waiving any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; however, Sharp hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Nothing in this Section 5.1 shall release any rights Sharp may have to benefits vested prior to the date hereof in the Company’s Target Benefit Plan, Nonqualified Deferred Compensation Plan or 401(k) plan or to vested post-employment health or group insurance benefits.

ARTICLE 6

Miscellaneous

6.1 Assignment and Transfer. Sharp’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without regard to conflict of law principles.

6.3 Entire Agreement. Except as specifically set forth below, this Agreement, together with the amendment to the RSU Agreements, contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

6.4 Amendment. This Agreement may be amended only in writing signed by Sharp and by a duly authorized executive officer of the Company.

6.5 Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

6.6 Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Sharp’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

6.7 Disputes. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment and/or consulting relationship, either during the existence of the employment and/or consulting relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be litigated solely in state or federal court in Multnomah County, Oregon. Each party (a) submits to the jurisdiction of such court, (b) waives the defense of an inconvenient forum, (c) agrees that valid consent to service may be made by mailing or delivery of such service to the Oregon Secretary of State (the “Agent”) or to the party at the party’s last known address, if personal service delivery cannot be easily effected, and (d) authorizes and directs the Agent to accept such service in the event that personal service delivery cannot easily be effected.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

THE GREENBRIER COMPANIES, INC.

By: /s/ Martin R. Baker	/s/ James T. Sharp

Title: Senior Vice President & General Counsel	JAMES T. SHARP

Dated: May 10, 2016	Dated: May 10, 2016

EXHIBIT A

RELEASE OF CLAIMS

James T. Sharp, together with his heirs, family members, executors, administrators, agents and assigns (“Sharp”) hereby fully releases, acquits and forever discharges The Greenbrier Companies, Inc., (“Greenbrier”) its subsidiaries, affiliates, officers, directors, shareholders, employees, agents and attorneys, both past and present (collectively, the “Released Parties” and individually, a “Released Party”) from any and all claims, liabilities, causes of action, demands to any rights, costs, attorneys’ fees, expenses and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that Sharp may now have, has ever had, or hereafter may have, relating directly or indirectly to his employment with Greenbrier and/or his termination of employment that arose prior to the date Sharp signs this release.

Sharp also releases any and all claims Sharp may have that arose prior to the date of this Release and hereby specifically waives and releases all claims against any Released Party, including without limitation those arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform and Control Act; the Workers Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1971; the National Labor Relations Act; the Fair Labor Standards Act; all as amended, and any and all similar state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving any tort, an express or implied employment contract, covenant of good faith and fair dealing or other statute, contract, breach of fiduciary duty, fraud, misrepresentation, defamation or other theory. Nothing in this Release shall release any rights Sharp may have to benefits vested prior to the date hereof in the Company’s Target Benefit Plan, Nonqualified Deferred Compensation Plan or 401(k) plan or to vested post-employment health or group health insurance benefits.

This release includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”), and, therefore, pursuant to the requirement of the ADEA, Sharp acknowledges that he has been advised in writing that: (a) this release includes, but is not limited to, all rights or claims arising under the ADEA up to and including the date of execution of this release; (b) Sharp should consult with an attorney before executing this release; (c) Sharp has up to twenty-one (21) days within which to consider this release; (d) Sharp has seven (7) days following execution of this release to revoke this release; and (e) this release of claims under the ADEA shall become effective and enforceable on the eighth day after Sharp signs and delivers this Agreement to the Company’s Chief Human Resources Officer. Nothing in this release prevents or precludes Sharp from challenging, or seeking a determination in good faith of, the validity of this waiver under the ADEA or the Older Workers’ Benefit Protection Act (nor does it impose any condition precedent, penalties or cost for doing so, unless specifically authorized by federal law), or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

James T. Sharp

Date signed:

EXHIBIT B

RSU VESTING SCHEDULE

Status of Unvested RSUs	Date of Grant	# of Remaining Units	Vesting Date
James Sharp			05/05/2016	5/22/2016	05/28/2016	8/31/2016	05/05/2017	05/22/2017	5/28/2017	8/31/2017	05/22/2018
Time Based Units	05/28/2013	2,006.000			2,006.000
	05/05/2014	3,136.000	1,568.000				1,568.000
	05/22/2015	6,500.000		2,167.000				2,167.000			2,166.000
Total Time Based Units		11,642.000
Performance Based Units	05/05/2014	4,705.000				4,705.000
	05/22/2015	6,500.000								6,500.000
Total Performance Based		11,205.000
Total RSUs		22,847.000

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